Registration No.

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

STRUCTURAL DYNAMICS RESEARCH CORPORATION

(Exact name of issuer as specified in its Charter)

Ohio 31-0733928

(State of Incorporation) (I.R.S. Employer Identification No.)

2000 Eastman Drive, Milford, Ohio 45150

(Address of Principal Executive Offices) (Zip Code)

SDRC/T.D. TECHNOLOGIES, INC. 1996 INCENTIVE STOCK OPTION PLAN

AND

SDRC/T.D. TECHNOLOGIES, INC. 1996 DIRECTORS' NONSTATUTORY STOCK OPTION PLAN

AND

SDRC/T.D. TECHNOLOGIES, INC. 1996 NONSTATUTORY STOCK OPTION PLAN FOR FOUNDING EX-EMPLOYEES

(Full Title of the Plans)

John A. Mongelluzzo, Esq.

Vice President, Secretary and General Counsel

Structural Dynamics Research Corporation

2000 Eastman Drive

Cincinnati, Ohio 45150

(513) 576-2400

(Name, address, zip code, telephone number,

and area code of agent for service)

Copy To:

Charles F. Hertlein, Jr., Esq.

Dinsmore & Shohl LLP

1900 Chemed Center

255 East Fifth Street

Cincinnati, Ohio 45202

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Offering Price	Amount of Registration Fee
Common Stock, no par value	205,000	$10.65625	$2,184,531.25*	$576.72

Approximate date of proposed commencement of sales hereunder: As soon as practicable after the effective date of this Registration Statement

* Based, pursuant to Rule 457(c) and 457(f)(1), on the average of the high and low prices of the common stock of Structural Dynamics Research Corporation on the Nasdaq National Market November 30, 1999, a date within 5 days of the date on which this Registration Statement is filed.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Part I of Form S-8 is set forth in the "Prospectus." The Prospectus is a part of the Section 10(a) Prospectus to which this Registration Statement relates but it is not filed with this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Structural Dynamics Research Corporation (the "Registrant") states that the documents listed below are incorporated by reference in this Registration Statement. Registrant further states that all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement.

* The Registrant's Annual Report on Form 10-K for the year ended March 31, 1999.

* The Registrant's Current Reports on Form 8-K filed since March 31, 1999.

* All other reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act since March 31, 1999.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

The Registrant's Code of Regulations provides that the Registrant shall indemnify each director and each officer of the Registrant, and each person employed by the Registrant who serves at the written request of the Chairman of the Board of the Registrant as a director, trustee, or officer of another corporation, partnership, joint venture, trust, or other enterprise, to the fullest extent permitted by Ohio law. The Code of Regulations also provides that the Registrant may indemnify assistant officers, employees and others by action of the Board of Directors to the extent permitted by Ohio law.

In general, under Section 1701.13(E) of the Ohio Revised Code, an Ohio corporation is permitted to indemnify its present or former officers, directors, employees and agents against liabilities and expenses incurred by such persons in their capacities as such so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, provided that in an action by or in the name of the corporation, if the person seeking indemnification was adjudged to be liable for negligence, no indemnification is permitted unless the court in which the action was brought specifically determines that such person is fairly and reasonably entitled to indemnification in view of all the circumstances of the case. The statute also provides that an Ohio corporation shall advance attorney's fees incurred by directors, and may advance such fees incurred by executive officers, employees, agents and others prior to the final outcome of a matter provided the person seeking such advances undertakes to repay them if it is ultimately determined that such person is not entitled to indemnification (except in the case of directors who must undertake to repay such advances only if it is proved by clear and convincing evidence in a court of competent jurisdiction that the act or failure to act in question was undertaken with deliberate intent to cause injury to the corporation or was undertaken with reckless disregard for the best interests of the corporation).

In addition, the Registrant has purchased insurance policies which provide coverage for the acts and omissions of the Registrant's directors and officers in certain situations.

Item 7. Exemption From Registration Claimed.

Not Applicable.

Item 8. Exhibits.

Exhibit No. Description

5, 23 (a) Opinion of Dinsmore & Shohl LLP as to the

legality of the securities being registered.

4.1 SDRC/T.D. Technologies, Inc. 1996 Incentive

Stock Option Plan

4.2 SDRC/T.D. Technologies, Inc. 1996 Directors'

Nonstatutory Stock Option Plan

4.3 SDRC/T.D. Technologies, Inc. 1996 Nonstatutory

Stock Option Plan for Founding Ex-Employees

23(b) Consent of PricewaterhouseCoopers LLP,

independent accountants

24 Power of Attorney*

______________________

* Contained herein on the signature page

Item 9. Undertakings.

A. The undersigned registrant hereby undertakes:

i. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

ii. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

iii. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

B. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio on November 30, 1999.

Structural Dynamics Research Corporation

By:/S/ William J. Weyand

William J. Weyand, Chairman of the Board,

President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John A. Mongelluzzo, Vice President, Secretary and General Counsel, as his true and lawful attorney-in-fact and agent, with full power of substitution, to sign and execute on behalf of the undersigned any amendment or amendments to this Registration Statement on Form S-8, and to perform any acts necessary to be done in order to file such amendment with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, and each of the undersigned does hereby ratify and confirm all that said attorney-in-fact and agent, or his substitutes, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

Signature Title Date

/S/ William J. Weyand Chairman of the Board, November 30, 1999

William J. Weyand President and Chief

Executive Officer

(Principal Executive

Officer)

/S/ Jeffrey J. Vorholt Vice President, Chief November 30, 1999

Jeffrey J. Vorholt Financial Officer and

Treasurer (Principal

Financial and Accounting

Officer)

Directors: Date

/S/ William P. Conlin November 30, 1999

William P. Conlin

/S/ John E. McDowell November 30, 1999

John E. McDowell

/S/ Gilbert R. Whitaker, Jr. November 30, 1999

Gilbert R. Whitaker, Jr.

/S/ Bannus B. Hudson November 30, 1999

Bannus B. Hudson

/S/ James W. Nethercott November 30, 1999

James W. Nethercott

/S/ Arthur B. Sims November 30, 1999

Arthur B. Sims

INDEX TO EXHIBITS

Exhibit No. Description Page

5, 23 (a) Opinion of Dinsmore & Shohl LLP

as to the legality of the securities

being registered.

4.1 SDRC/T.D. Technologies, Inc. 1996

Incentive Stock Option Plan

4.2 SDRC/T.D. Technologies, Inc. 1996

Directors' Nonstatutory Stock

Option Plan

4.3 SDRC/T.D. Technologies, Inc. 1996

Nonstatutory Stock Option Plan for

Founding Ex-Employees

23(b) Consent of PricewaterhouseCoopers LLP,

independent accountants

24 Power of Attorney**

Exhibits 5 and 23(a)

Charles F. Hertlein, Jr.

(513) 977-8315

December 1, 1999

Structural Dynamics Research Corporation

2000 Eastman Drive

Milford, Ohio 45150

Ladies and Gentlemen:

This opinion is rendered for use in connection with the Registration Statement on Form S-8, prescribed pursuant to the Securities Act of 1933, to be filed by Structural Dynamics Research Corporation (the "Company") with the Securities and Exchange Commission on or about December 3, 1999, under which 206,000 shares of the Company's Common Stock without par value ("Common Stock") are to be registered.

We hereby consent to the filing of this opinion as Exhibits 5 and 23(a) to the Registration Statement and to the reference to our name in the Registration Statement.

As counsel to the Company, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of such statutes, documents, corporate records, certificates of public officials, and other instruments as we have deemed necessary for the purpose of this opinion, including the Company's Amended Certificate of Incorporation and Amended Bylaws and the record of proceedings of the stockholders and directors of the Company.

Based upon the foregoing, we are of the opinion that:

1. The Company has been duly incorporated and is validly existing and in good standing as a corporation under the laws of the State of Ohio.

2. When the Registration Statement shall have been declared effective by order of the Securities and Exchange Commission and up to 206,000 shares of Company Common Stock have been issued and sold upon the terms set forth in the Registration Statement, such shares will be legally and validly issued and outstanding, fully-paid and nonassessable.

Very truly yours,

DINSMORE & SHOHL LLP

/S/ Charles F. Hertlein, Jr.

Charles F. Hertlein, Jr.

Exhibit 23(b)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 25, 1999 relating to the financial statements, which appear in the 1998 Annual Report to Shareholders of Structural Dynamics Research Corporation, which is incorporated by reference in Structural Dynamics Research Corporation's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated January 25, 1999 relating to the financial statement schedules, which appear in such Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

Cincinnati, Ohio

December 3, 1999